Exhibit 7.1



                 AGREEMENT FOR THE PURCHASE OF COMMON STOCK


     AGREEMENT, made this 27th day of February, 2001, by and between Corporate Management Services, Inc. ("Shareholder",) Bail Corp. ("Bail") a Colorado corporation, and Charles A. Ross ("Ross") is for the purpose of setting forth the terms and conditions upon which Corporate Management Services, Inc. will sell to Ross 900,000 shares of Bail's common stock.

     In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

                               ARTICLE I

                          SALE OF SECURITIES

      1.01 Subject to the terms and conditions of this Agreement, the Shareholder agrees to sell, and Ross agrees to purchase, 900,000 shares of the common stock of Bail for $1,000.

      1.02 Upon the execution of this Agreement, Ross will tender a cashiers check or wire transfer funds in the amount of $1,000 to Corporate Management Services, Inc., which amount will be payment in full of the shares described above. Closing is considered to be at the time that the consideration has been paid by Ross, Ross takes possession of the stock certificates representing the 900,000 shares of common stock and Corporate Management Services, Inc. delivers all documents described below and all terms of this agreement are fulfilled.

                              ARTICLE II

                    REPRESENTATIONS AND WARRANTIES

     Bail represents and warrants to Ross the following:

      2.01 Organization. Bail is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Colorado. All actions taken by the Incorporators, Directors and/or shareholders of Bail have been valid and in accordance with the laws of the State of Colorado.

      2.02 Capital. The authorized capital stock of Bail consists of 20,000,000 shares of common stock, no par value, of which 1,230,000 shares are issued and outstanding. All outstanding shares are fully paid and non assessable, free of liens, encumbrances, options, restrictions and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Bail to issue or to transfer from treasury any additional shares of its capital stock. None of the outstanding shares of Bail are subject to any stock restriction agreements. There are approximately 47 shareholders of Bail. All of such shareholders have valid title to such shares and acquired their shares in a lawful transaction and in accordance with Colorado corporate law.

      2.03 Financial Statements. Audited financial statements will be provided at the closing and will include the balance sheets of Bail as of April 30, 2000 and the related statements of income and retained earnings for the period then ended. The financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by Bail throughout the periods indicated, and fairly present the financial position of Bail as of the date of the balance sheet included in the financial statements, and the results of its operations for the periods indicated. Additionally, Shareholder will provide Ross with Bail's 10QSB for the period ended October 31, 2000.

      2.04 Absence of Changes. Since January 31, 2001, there has not been any change in the financial condition or operations of Bail, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse and will be fully disclosed.

      2.05 Liabilities. Bail did not as of January 31, 2001 and at the signing of this Agreement, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in Bail's balance sheet as of January 31, 2001. Bail is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving Bail, its directors, officers or its common stock. There is no dispute of any kind between Bail and any third party, and no such dispute will exist at the closing of this Agreement. At closing, Bail will be free from any and all liabilities, liens, claims and/or commitments .

      2.06 Tax Returns. Within the times and in the manner prescribed by law, Bail has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. No federal income tax returns of Bail have been audited by the internal Revenue Service. The provision for taxes, if any, reflected in Bail's balance sheet as of January 31, 2001, is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Bail.

      2.07 Ability to Carry Out Obligations. The Shareholder has the right, power, and authority to enter into, and perform their obligations under this Agreement. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Bail or the Shareholder is a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Bail to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Bail or upon the securities of Bail to be acquired by Ross.

      2.08 Full Disclosure. None of representations and warranties made by Bail or the Shareholder, or in any certificate or memorandum furnished or to be furnished by Bail or the Shareholder, or on their behalf, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

      2.09 Contracts and Leases. Bail does not and has never carried on any business. Bail is not a party to any contract, agreement or lease. No person holds a power of attorney from Bail.

      2.10 Compliance with Laws. Bail has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to Bail. Bail has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.

      2.11 Litigation. Bail is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Shareholders, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Bail. Bail is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

      2.12 Conduct of Business. Prior to the closing, Bail shall conduct its business in the normal course, and shall not (without the prior written approval of Ross) (i) sell, pledge, or assign any assets (ii) amend its Articles of Incorporation or Bylaws, (iii) declare dividends, redeem or sell stock or other securities, (iv) incur any liabilities, (v) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (vi) enter into any other transaction.

      2.13 Corporate Documents. Copies of each of the following documents, which are true, complete and correct in all material respects, will be attached to and made a part of this Agreement:

(i)     Articles of Incorporation;

(ii)    Bylaws;

(iii)   Organizational Consent of Shareholders;

(iv)    Consent of Directors;

(v)     List of Officers and Directors;

(vi)    List of Shareholders;

(vii) 10-QSB including Balance Sheet as of October 31, 2000, together with other financial statements described in Section 2.03;

(viii)  Secretary of State Filing Receipt;

(ix)    Copies of all federal and state income tax returns of Bail;

(x)     Stock register and stock certificate records of Bail;

(xi)    Form 10SB.

      2.14 Closing Documents. All minutes, consents or other documents pertaining to Bail to be delivered at closing shall be valid and in accordance with the laws of Colorado.

      2.15 Title. The Shareholder has good and marketable title to all of the securities to be sold to Ross pursuant to this Agreement. The securities to be sold to Ross will be, at closing, free and clear of all liens, security interests, pledges, charges, claims and encumbrances of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares. Except as provided in this Agreement, the Shareholder is not a party to any agreement which offers or grants to any person the right to purchase or acquire any of the securities to be sold to Ross. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the shares by Ross, impair, restrict or delay Ross voting rights with respect to the shares.

                             ARTICLE III

                         INVESTMENT INTENT

      3.01 Ross agrees that the securities being acquired pursuant to this Agreement may be sold, pledged, assigned, hypothecated or otherwise transferred, with or without consideration ("Transfer") only pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of Bail.

      3.02 Ross, on behalf of Bail, agrees to use his best efforts to file a registration statement with the Securities and Exchange Commission to register, at Ross' or Bail's sole expense, the resale of at least all of the Bail shares issued to all of the Bail shareholders (except the shares being sold hereby which may be registered or not at the sole option of Ross) of record on the date of this Agreement within 60 days after acquiring the shares being purchased hereby and to use his best efforts to have that registration statement declared effective at the earliest practicable date thereafter and to thereafter use best efforts to establish a public market for Bail's common stock. Shareholder agrees to cooperate in all respects with this endeavor and to assist Ross in any reasonable way.

      3.03 Subsequent to the transfer contemplated hereby neither Ross, on behalf of Bail, or Bail will unduly delay or refuse to render legal opinions or provide any other reasonable assistance to permit current shareholders of Bail to transfer their securities, once a public market for the Bail shares develops.

                              ARTICLE IV

                               CLOSING

     The closing of this transaction will occur when all of the documents and/or consideration described below has been delivered. Unless the closing of this transaction takes place on or before March 1, 2001, then either party may terminate this Agreement. As part of the closing, the following documents, in form reasonably acceptable to counsel to the parties, shall be delivered:

By the Shareholder:
-------------------

      A. A certificate or certificates for 900,000 shares of Bail common stock, registered in names so designated by Ross as designated.

      B.     The resignation of all officers of Bail.

      C.     The resignation of all the directors of Bail.

      D. A Board of Directors resolution appointing directors as designated by Ross.

      E. Certified Audited financial statements of Bail, which shall include a balance sheet dated as of April 30, 2000 and statements of operations, stockholders' equity and cash flows for the twelve month period then ended.

      F. All of the business and corporate records of Bail, including but not limited to correspondence files, bank statements, checkbooks, savings account books, minutes of shareholder and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.

By Ross:
--------

      A. A cashiers check or wired funds made payable to Corporate Management Services, Inc. in the amount of $1,000, representing the payment in full for the 900,000 shares of Bail common stock.

                               ARTICLE V

                               REMEDIES

      5.01 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Littleton, Colorado in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

      5.02 Indemnification. Each party agrees to indemnify the others against all actual losses, damages and expenses caused by (i) any material breach of this Agreement or any material misrepresentation of any party contained herein or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading.

                              ARTICLE VI

                            MISCELLANEOUS

      6.01 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

      6.02 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

      6.03 Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

      6.04 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

      6.05 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

      6.06 Significant Changes. The Shareholder understands that significant changes may be made in the capitalization and/or stock ownership of Bail, which changes could involve a reverse stock split and/or the issuance of additional shares of common stock, thus possibly having a dramatic negative effect on the percentage of ownership and/or number of shares owned by present shareholders of Bail.

      6.07 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures will be acceptable to all parties.

      6.08 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to Shareholder or Bail:
George Andrews, Corporate Management Services, Inc., 7899 West Frost Drive, Littleton, CO 88128

If to Ross:
Charles A. Ross, Sr., 11952 Farley, Overland Park, Kansas 66213

      6.09 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

      6.10 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the closing of this Agreement.

      6.11 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     AGREED AND ACCEPTED as of the date first above written.

     Corporate Management Services, Inc.        Bail Corporation



     By:________________________________        By:__________________________
           George Andrews, President               George Andrews, President


     Charles A. Ross, Sr.





     ______________________